Exhibit 1.01
Introduction

This Conflict Minerals Report (“CMR”) for Rivian Automotive, Inc. for the reporting period from January 1 to December 31, 2025 has been prepared pursuant to Rule 13p-1, the final conflict minerals implementing rules (the “Final Rules”) promulgated by the Securities and Exchange Commission (the “SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rules were adopted by the SEC to implement the reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, codified in Section 13(p) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Final Rules impose certain reporting obligations on Exchange Act reporting companies that manufacture or contract to manufacture products that contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold (collectively, “3TG”). To comply with the Final Rules, we conducted a Reasonable Country of Origin Inquiry (“RCOI”) of the conflict minerals that were necessary to the functionality or production of our products to assess whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (the “DRC Region” and collectively the “Covered Countries”).

Throughout this CMR, unless otherwise stated or the context requires otherwise, references to “Rivian,” the “Company,” “we,” “us,” and “our” refer to Rivian Automotive, Inc. and its consolidated subsidiaries. Terms used in this CMR but not defined herein shall have the meanings set forth in Section 1, Item 1.01(d) of Form SD.

Company Overview

Rivian is an American automotive technology company that develops and manufactures category-defining electric vehicles (“EVs”) as well as vertically integrated technologies and services. Through innovation across its electrical architecture, end-to-end software, autonomous driving platform, artificial intelligence, and propulsion, the Company creates vehicles that excel at work and play with the goal of accelerating the global transition to zero-emission transportation and energy. Rivian vehicles are manufactured in the United States and are sold directly to consumer and commercial customers. Whether taking families on new adventures or electrifying fleets at scale, Rivian vehicles all share a common goal — preserving the natural world for generations to come.

Some of our products, including (i) our consumer vehicles (the R1T, a two-row, five passenger pickup truck, the R1S, a three-row, seven passenger sport utility vehicle (“SUV”), and the R2, a two-row, five passenger SUV) which began deliveries in April of 2026), (ii) our commercial vehicles (including the Rivian Commercial Van (“RCV”) platform which underpins the Electric Delivery Van (“EDV”) variant and the RCV variant), and (iii) our charging solutions, including the Rivian Adventure Network Direct Current fast chargers, and our at-home charging solutions, contain some proportion of 3TG.

Conflict Minerals Policy

Rivian’s Conflict Minerals Policy reflects our commitment to responsible sourcing, to performing due diligence in alignment with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (“OECD Guidance”), and to setting expectations with our suppliers to do the same.

Our Conflict Minerals Policy is available on Rivian’s website at https://rivian.com/scaling-responsibly.

Reasonable Country of Origin Inquiry

To conduct our RCOI, we identified a list of in-scope suppliers for the calendar year. We requested in-scope suppliers to provide supply chain information using the Conflict Minerals Reporting Template (“CMRT”). The CMRT is a standardized template created by Responsible Minerals Initiative (“RMI”) that facilitates the transfer of information through the supply chain. This information includes the smelters/refiners where 3TG material is processed, as well as location of origin information for that 3TG material. We then compared the smelters/refiners reported to us to the known facility information managed by RMI.

Based on our RCOI, we have reason to believe that some of the 3TG in our products may have originated in the Covered Countries. We performed due diligence, as described below, for all of the smelters/refiners reported to be in our supply chain.

The Appendix includes an aggregated list of the locations of origin from which 3TG used in our products, as reported to us by our suppliers, may have been sourced during the year ended December 31, 2025.

Note that there are inherent limitations to any RCOI process. Some suppliers provide CMRT responses at a company level, which means some of the smelters/refiners they report may not actually contribute to Rivian’s in-scope products. Our RCOI determination also relies, in large part, on aggregated origin information provided by RMI.

Due Diligence

Rivian’s due diligence process is designed to align with the five-step framework defined in the OECD Guidance. As a downstream company, Rivian’s due diligence is described below.

Step 1: Establish strong company management systems

Supply chain policy: Our Conflict Minerals Policy is available on Rivian’s website.
Internal team and governance: Rivian operates a cross-functional team to manage its conflict minerals program. This team includes representation from Engineering, Legal, and Sustainability. The team reports on Conflict Minerals Program activities to leadership within their respective organizations, and to the ESG Steering Committee, which includes members of the Rivian executive team.
Supply chain controls: Rivian includes minerals traceability and due diligence requirements in our Supplier Code of Conduct. As a downstream company, Rivian utilizes tools such as the CMRT to help identify smelters/refiners in our supply chain. We utilize a third-party database to assess due diligence information. This database compares the information reported by our suppliers on their CMRTs to information known about each smelter/refiner such as location and audit status. Our document retention policy provides that records related to our conflict minerals program should be retained for at least five years.
Supplier engagement: Conflict minerals sourcing requirements are listed in Rivian’s Supplier Code of Conduct and Conflict Minerals Policy.
Grievance mechanism: Smelter/refiner concerns may be submitted through the Minerals Grievance Platform (“MGP”), which is a cross-industry platform created by the RMI, in collaboration with London Bullion Market Association (“LBMA”) and Responsible Jewelry Council (“RJC”). The MGP can be accessed at https://mineralsgrievanceplatform.org/. Rivian also has a channel for employees and others to report concerns, as described in our Business Code of Conduct and Ethics.

Step 2: Identify and assess risks in the supply chain

Identify smelters/refiners in our supply chain: Rivian requested in-scope suppliers to provide a CMRT, which identified the conflict minerals in their products and the smelters/refiners which processed those conflict minerals.
Identify the scope of the risk assessment of the mineral supply chain: Risks in our supply chain may include direct suppliers not meeting our conflict minerals sourcing requirements, and/or smelters/refiners in our supply chain that have not undergone and passed an independent third-party audit.
Assess smelters/refiners’ due diligence: Rivian compared the smelters/refiners reported by our suppliers against the list of known facilities maintained by RMI.
Joint spot checks at the mineral smelter/refiner’s own facilities: Smelter/refiner spot checks are carried out by RMI staff and member companies. A key input to our due diligence on the extraction of minerals for electric vehicle production comes from RMI. As part of our RMI membership, Rivian receives support in monitoring smelters/refiners in our supply chain and collaborates with other member companies to reinforce responsible mining expectations in global supply chains.

Step 3: Design and implement a strategy to respond to identified risks

Report findings to designated senior management: Supply chain survey results and descriptions of Conflict Minerals Program activities are provided to our ESG Steering Committee.
Risk management plan: Rivian assesses and responds to risk in our supply chain. Supplier CMRT responses are analyzed by third-party software, and appropriate corrective actions are sent to suppliers in response. Risk assessment is a dynamic activity, and we monitor risks on an ongoing basis, so that we can take appropriate and timely mitigation actions.

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

Smelter/refiner independent third-party audits: As a downstream company, Rivian relies on smelter/refiner audits performed through industry organizations such as RMI’s Responsible Minerals Assurance Process (“RMAP”) and the Initiative for Responsible Mining Assurance (“IRMA”). We are active members of multiple RMI working groups, including the Smelter Engagement Team (“SET”), Minerals Reporting Templates Team (“MRT”), Due Diligence Practices Team (“DDPT”), and Emerging Minerals (“EM”). Rivian also participates in RMI mineral-specific teams, such as gold.

Step 5: Report annually on supply chain due diligence

Annual supply chain due diligence report: Beginning with the reporting year ended December 31, 2023, Rivian has published an annual Conflict Minerals Report, which is available on our website at https://rivian.com/scaling-responsibly.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to our strategic goals, reporting processes, plans regarding supplier outreach and due diligence, and industry collaborations. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements use these words or expressions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and our other filings with the Securities and Exchange Commission. The forward-looking statements in this report are based upon information available to us as of the date of this report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Documents Incorporated by Reference

Unless otherwise stated herein, any documents, third-party materials or references to websites are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

Appendix - Aggregated RCOI

Below is a list of the locations of origin from which 3TG used in our products, as reported to us by our suppliers, may have been sourced during the year ended December 31, 2025.

Andorra	Ghana	Papua New Guinea
Anguilla	Greece	Peru
Antigua and Barbuda	Grenada	Philippines
Argentina	Guatemala	Poland
Aruba	Guyana	Portugal
Australia	Honduras	Puerto Rico
Austria	Hong Kong	Romania
Bahamas	Hungary	Russian Federation
Bangladesh	India	Rwanda
Barbados	Indonesia	Saint Barthélemy
Belarus	Ireland	Saint Kitts and Nevis
Belgium	Israel	Saint Lucia
Benin	Italy	Saint Vincent and the Grenadines
Bolivia, Plurinational State of Bosnia and Herzegovina	Jamaica	Senegal
Bosnia and Herzegovina	Japan	Serbia
Brazil	Jordan	Sierra Leone
Bulgaria	Kazakhstan	Singapore
Burkina Faso	Korea, the Republic of	Sint Maarten
Burundi	Kyrgyzstan	Slovakia
Cameroon	Lao People's Democratic Republic	Slovenia
Canada	Latvia	South Africa
Cayman Islands	Liberia	Spain
Chile	Lithuania	Sri Lanka
China	Luxembourg	Sweden
Colombia	Madagascar	Switzerland
Congo, the Democratic Republic of the	Malaysia	Taiwan
Costa Rica	Mali	Tanzania, the United Republic of
Côte d'Ivoire	Malta	Thailand
Croatia	Mexico	Trinidad and Tobago
Curaçao	Mongolia	Tunisia
Cyprus	Morocco	Türkiye
Czechia	Mozambique	Uganda
Denmark	Myanmar	Ukraine
Dominica	Namibia	United Arab Emirates
Dominican Republic	Netherlands, Kingdom of the	United Kingdom of Great Britain and Northern Ireland
Ecuador	New Zealand	United States of America
Egypt	Nicaragua	Uruguay
El Salvador	Niger	Uzbekistan
Estonia	Nigeria	Venezuela, Bolivarian Republic of

Ethiopia	Norway	Viet Nam
Finland	Oman	Zambia
France	Panama	Zimbabwe
Germany